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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                            ---------------------

                                   FORM 8-A/A
                                (Amendment No. 3)

              FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                  PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                              Gryphon Holdings Inc.
                 -------------------------------------------
            (Exact name of registrant as specified in its charter)

                Delaware                               13-3287060
        ----------------------                       ----------------
        (State or Other Jurisdiction                  (IRS Employer
            of Incorporation)                       Identification No.)

        30 Wall Street
        New York, New York                              10005
        --------------------------------                --------
        (Address of Principal Executive Offices)      (zip code)


Securities to be registered pursuant to Section 12(b) of the Act:

      Title of Each Class                 Name of Each Exchange on Which
      to be so Registered                 Each Class is to be Registered
      -----------------                   -----------------------------

Preferred Share Purchase Rights           Nasdaq National Market System
--------------------------                -----------------------------


Securities to be registered pursuant to Section 12(g) of the Act:

                                      None
                               ----------------
                                (Title of class)
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            The undersigned registration hereby amends Item 1 of its
Registration Statement on Form 8-A dated June 20, 1995, as previously amended as of July 28, 1998 and October 29, 1998 (as so amended, the "Form 8-A") by adding the information set forth below. The registrant also amends Item 2 of the Form 8-A by adding the Third Amendment to the Rights Agreement as Exhibit 4.4.

Item 1.  Description of Securities To Be Registered

            On November 25, 1998, Markel Corporation ("Parent") MG Acquisition Corp., a Delaware corporation ("Sub") and a wholly-owned subsidiary of Parent, and Gryphon Holdings Inc., a Delaware corporation (the "Company"), entered into an Agreement and Plan of Merger, dated as of November 25, 1998 (the "Merger Agreement"), providing, among other things, for the merger of Sub with and into the Company, whereupon the surviving corporation will become a wholly-owned subsidiary of Parent.

            On November 25, 1998, immediately prior to the execution of the Merger Agreement, the Company and State Street Bank and Trust Company, as Rights Agent (the "Rights Agent"), entered into the Third Amendment (the "Third Amendment") to the Rights Agreement between the Company and the Rights Agent (the "Rights Agreement") dated as of June 5, 1995 and amended as of July 28, 1998 and October 29, 1998. The Third Amendment provides, among other things, that (a) neither the Merger Agreement nor the consummation of the transactions contemplated thereby, will cause (i) Parent, Sub or any of their affiliates or associates to have beneficial ownership of any Common Shares solely as a result of any such event, (ii) Parent or Sub or any of their affiliates or associates to be deemed an "Acquiring Person" under the Rights Agreement or (iii) the "Shares Acquisition Date" or the "Distribution Date" under the Rights Agreement to occur upon any such event, and (b) the "Rights" (each of the above as defined in the Rights Agreement) will expire immediately prior to (i) the acceptance for payment of and payment for Common Shares pursuant to the Offer (as defined in the Merger Agreement) or (ii) the Effective Time (as defined in the Merger Agreement) of the Merger.

            A copy of the Third Amendment is available free of charge from the Company. This summary description of the Third Amendment does not purport to be complete and is qualified in its entirety by reference to the Third Amendment which is attached hereto as Exhibit 4.4 and is incorporated herein by reference.

Item 2.  Exhibits

4.1 Rights Agreement, dated as of June 5, 1995, between Gryphon Holdings Inc. and State Street Bank and Trust Company (incorporated by reference to the Company's Registration Statement on Form 8-A dated June 20, 1995).

4.2 First Amendment, dated as of July 28, 1998, to the Rights Agreement, dated as of June 5, 1995, between Gryphon Holdings Inc. and State Street Bank and Trust Company, as Rights Agent, as amended (incorporated by reference to Amendment No. 1 to the Company's Registration Statement on Form 8-A/A filed with the Securities and Exchange Commission on August 7, 1998).
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4.3            Second Amendment, dated as of October 22, 1998, to the Rights
               Agreement, dated as of June 5, 1995, between Gryphon Holdings Inc. and State Street Bank and Trust Company, as Rights Agent, as amended (incorporated by reference to Amendment No. 2 to the Company's Registration Statement on Form 8-A/A filed with the Securities and Exchange Commission on November 3, 1998).

4.4 Third Amendment, dated as of November 25, 1998, to the Rights Agreement dated as of June 5, 1995, between Gryphon Holdings Inc. and State Street Bank and Trust Company, as Rights Agent, as amended.
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                                    SIGNATURE

            Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                               Gryphon Holdings Inc.



                               By:     /s/ Stephen A. Crane
                                     --------------------------
                                     Name: Stephen A. Crane
                                     Title: President and Chief
                                            Executive Officer


Dated: December 3, 1998
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                                INDEX TO EXHIBITS

Exhibit
Number      Exhibit

4.1. Rights Agreement, dated as of June 5, 1995, between Gryphon Holdings Inc. and State Street Bank and Trust Company (incorporated by reference to the Company's Registration Statement on Form 8-A dated June 20, 1995).

4.2. First Amendment, dated as of July 28, 1998, to the Rights Agreement, dated as of June 5, 1995, between Gryphon Holdings Inc. and State Street Bank and Trust Company, as Rights Agent, as amended (incorporated by reference to Amendment No. 1 to the Company's Registration Statement on Form 8-A/A filed with the Securities and Exchange Commission on August 7, 1998).

4.3 Second Amendment, dated as of October 22, 1998, to the Rights Agreement, dated as of June 5, 1995, between Gryphon Holdings Inc. and State Street Bank and Trust Company, as Rights Agent, as amended (incorporated by reference to Amendment No. 2 to the Company's Registration Statement on Form 8-A/A filed with the Securities and Exchange Commission on November 3, 1998).

4.4 Third Amendment, dated as of November 25, 1998, to the Rights Agreement dated as of June 5, 1995, between Gryphon Holdings Inc. and State Street Bank and Trust Company, as Rights Agent, as amended.